SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                Date of Report (Date of Earliest Event Reported)


                       FEBRUARY 3, 1997 (JANUARY 30, 1997)



                               AST RESEARCH, INC.
             (Exact name of registrant as specified in its charter)




                                    DELAWARE
                 (State or other jurisdiction of incorporation)



           0-13941                                  95-3525565
   (Commission File Number)             (IRS Employer Identification No.)


     16215 ALTON PARKWAY
      IRVINE, CALIFORNIA                                 92718
(Address of principal executive offices)               (Zip Code)

               Registrant's telephone number, including area code
                                 (714) 727-4141

                                 NOT APPLICABLE
         (Former name or former address, if changed since last report.)



ITEM 5.  OTHER EVENTS

On January 30, 1997, AST Research, Inc. ("the Company") announced that
Samsung Electronics Co, Ltd.("Samsung") has proposed to commence negotiations with respect to the acquisition of all of the outstanding shares of common stock of the Company not currently owned by Samsung, or its affiliates, at a price of $5.10 per share. Samsung currently owns approximately 46 percent of the outstanding shares, and owns options which, if exercised, would result in ownership of approximately 49 percent of the outstanding shares. Pursuant to the terms of a Stockholder Agreement between the Company and Samsung, Samsung's ability to purchase shares and engage in other transactions with the Company is subject to certain restrictions. The Company's board of directors has formed a special committee, consisting of three independent directors, to evaluate Samsung's proposal, and to consider other options that may be available to the Company. A copy of the press release is attached to this report, and is incorporated herein by this reference.

On January 30, 1997, the Company also announced that Hyeon-Gon Kim and Hee Dong Yoo resigned from the board of directors and that Samsung appointed Yong-Ro Song and Ho Moon Kang as replacements. In addition, the Company reported a net loss of $68.0 million ($1.18 per share), and $417.7 million ($8.22 per share), for the quarter and year ended December 28, 1996, respectively. A copy of the press release is attached to this report, and is incorporated herein by this reference.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit
Number    Description

99.1 Press Release dated January 30, 1997 announcing that Samsung has proposed to commence negotiations with respect to the acquisition by Samsung of all of the outstanding shares of common stock of the Company not currently owned by Samsung or its affiliates.

99.2 Press Release dated January 30, 1997 announcing the Company's fourth quarter results and changes to its board of directors.


                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    AST Research, Inc.
                         _______________________________________
                                       (Registrant)




                              By /s/ WON S. YANG
                                 Won S. Yang
                                 Senior Vice President
                                 and Chief Financial Officer (Acting)


Date:  February 3, 1997